================================================================================
       As filed with the Securities and Exchange Commission on November 30, 2000
                                                         File No. 333-


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             FAR EAST VENTURES, INC.
             (Exact name of registrant as specified in its charter)

                    Nevada                                 88-0378451
                    ------                                 ----------
         (State of other jurisdiction                    (IRS Employer
              of incorporation)                        Identification No.)



       8725 N.W. 18th Terrace, Penthouse Suite, Miami, FL     33172
           (Address of principal executive offices)         (Zip Code)


       Registrant's telephone number, including area code:  (305) 629-8200


                            Consulting Agreement with
                                 Steven G. Trapp
            ---------------------------------------------------------
                            (Full title of the plan)
   Registrant's Attorney:     Warren J. Soloski, Esq.,
                              11300 West Olympic Blvd., Suite 800,
                              Los Angeles, CA 90064,
                              (310) 477-9742

                         CALCULATION OF REGISTRATION FEE

                                              Proposed     Proposed
                                              Maximum      Maximum
Title of Securities            Amount of      Offering     Aggregate   Amount
to be Registered              Shares to be    Price Per    Offering    of Reg.
                              Registered(1)    Share       Price      Fee(1)(2)
-------------------------    ------------    ---------    ---------   -------
$.001 par value Common         2,800,000       $0.18       $504,000    $133.06
  Stock

       Totals                  2,800,000      $0.18        $504,000    $133.06
--------------------------------------------------------------------------------

Total No. of pages: 22                          Exhibit Index on Page No: 13


     1 Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of Shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

     2 Based upon the average bid and asked prices of the Company's Common Stock in over-the-counter trading on November 21, 2000. Value stated for purpose of calculating the registration fee.

                                   PROSPECTUS

                             FAR EAST VENTURES, INC.
                             8725 N.W. 18th Terrace,
                                 Miami, FL 33172
                                 (305) 629-8200

                       (2,800,000 SHARES OF COMMON STOCK)


         This Prospectus relates to the offer and sale by FAR EAST VENTURES, INC., ("FEVI"), a Nevada corporation ("the Company") of shares of its $0.001 par value common stock (the "Common Stock) to a certain consultant of the Company (the "Consultant) pursuant to agreements entered into between the Company and the Consultant. The Company is registering hereunder and then issuing upon receipt of adequate consideration therefor to the Consultant 2,800,000 shares of the Common Stock in consideration for services rendered and to be rendered under the agreements.

         The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If the Consultant who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I(b) of the Exchange Act (See General Information --- Restrictions on Resale).

The Common Stock is Listed on the OTC bulletin board under the symbol FEVI.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this Prospectus is November 21, 2000

         This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

         A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: FAR EAST VENTURES, INC., 8725 N.W. 18th Terrace, Penthouse Suite, Miami FL 33172 , telephone (305) 62998200.

         The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies my be obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington DC 20549.

         No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation

         Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS


                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS                     6

ITEM 1. PLAN lNFORMATION                                                 6

GENERAL lNFORMATION                                                      6
The Company                                                              6
Purpose                                                                  6
Common Stock                                                             6
The Consultant                                                           6
No Restrictions on Transfer                                              6
Tax Treatment to the Consultant                                          7
Tax Treatment to the Company                                             7
Restrictions on Resales                                                  7

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION             7

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION      8
Legal Opinion and Experts                                                8
Indemnification of Officers and Directors                                8

                                    PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                       8

ITEM 3.  lNCORPORATION OF DOCUMENTS BY REFERENCE                         8

ITEM 4.  DESCRIPTION OF SECURITIES                                       9

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL                          9

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS                       9

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED                             9

ITEM 8.  EXHIBITS                                                       10

ITEM 9.  UNDERTAKINGS                                                   10

EXHIBIT INDEX                                                           13

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.   PLAN INFORMATION

GENERAL INFORMATION

The Company
-----------
     The Company has its principal offices at 8725 N.W. 18th Terrace, Penthouse Suite, Miami, FL 33172 , telephone (305) 629-8200.

Purposes
--------
     The Common Stock will be issued by the Company pursuant to an agreement entered into between the Consultant and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreements are intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultant in the Company's planning, marketing, and corporate development, thereby advancing the interests of the Company, and all of its shareholders. A copy of the agreement has been filed as an exhibit to this Registration Statement.

Common Stock
------------
     The Board has  authorized  the  issuance of up to  2,800,000  shares of the
Common  stock  to  the  Consultant  upon   effectiveness  of  this  registration
Statement.

The Consultant
--------------
     The Consultant has agreed to provide its business expertise and advice to the Company on a non-exclusive basis for the purpose of assisting the Company in planning, marketing and corporate development including long term and short term strategic planning.

No Restrictions on Transfer
---------------------------
     The Consultant will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant
-------------------------------
     The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or
(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultant receives shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal income tax purposes. The Consultant is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company
----------------------------
     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales
-----------------------
     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

     The Company hereby incorporates by reference (i) its annual report on Form 10-KSB for the year ended December 31, 1999, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-Q (10-QSB) filed under the Securities or Exchange Act subsequent to any filed form 10-K (or 10-KSB), as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: FAR EAST VENTURES, INC., 8725 N.W. 18th Terrace, Penthouse Suite, Miami FL 33172 telephone (305) 629-8200.

Legal Opinions and Experts
--------------------------
     Warren J. Soloski has rendered an opinion on the validity of the securities being registered. Mr. Soloski is not an "affiliate" of the Company and does not have any interest in the registrant.

     The financial statements of FAR EAST VENTURES, INC., incorporated by reference in the Company's Annual Report (Form 10-KSB) for the period ended December 31, 1999, have been audited by Merdinger, Fruchter, Rosen & Corso, P.C. independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors
-----------------------------------------
     Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         Registrant hereby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

          (a)  Registrant's  latest Annual  Report,  whether  filed  pursuant to
     Section 13(a) or 15(d) of the Exchange Act;

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

          (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

ITEM 4.  DESCRIPTION OF SECURITIES

     No description of the class of securities (i.e., the $.001 par value Common Stock ) is required under this item because the common Stock is registered under
Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Mr. Soloski, whose firm is rendering the legal opinion for this registration, will not benefit from the registration of shares under the terms of the consulting agreement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The company's by-laws, in accordance with Nevada Corporate Law, provide that to the extent he is otherwise fairly and reasonably entitled thereto, the Company shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Company's request as a Director or Officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or any such body corporate and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer of the Company or such body corporate, if

     (a) he acted honestly and in good faith with a view to the best interests of the Company; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Nevada Corporate Law provides that directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the directors' duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for authorizing a distribution that is unlawful, or (iv) for any transaction from which the director derived an improper personal benefit. Such provision protects directors against personal liability for monetary damages for breaches of their duty of care.

The Company may purchase and maintain insurance for the benefit of its Directors and Officers as such, as the Board of directors may from time to time determine.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

         (a) The following  exhibits are filed as part of this S-8  registration
statement   pursuant  to  Item  601  of  Regulation  S-B  and  are  specifically incorporated herein by this reference:

Exhibit No.       Title
----------        -----
 4.               Not Applicable

 5. Opinion of Warren J. Soloski regarding the legality of the securities registered.

10.               Consulting Agreement with Steven G. Trapp

15.               Not Required

23.1 Consent of Warren J. Soloski, special counsel to registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.

23.2 Consent of Merdinger, Fruchter, Rosen & Corso, PC, Certified Public Accountants.

27.               Not Required

28.               Not Required

29.               Not Required

ITEM 9.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

          (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
          Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Miami, FL on the 22nd day of November, 2000.

                                  FAR EAST VENTURES, INC.
                                     (Registrant)


                              By:    /s/ Michael S. Fletcher
                                  ----------------------------
                                  Michael S. Fletcher, Director


         Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:

         Signatures                Title                      Date


/s/ Michael S. Fletcher            Director                November 22, 2000
----------------------             CEO
    Michael S. Fletcher

/s/  Joel Velazquez                Director                November 22, 2000
-----------------------
     Joel Velazquez

/s/ Sean Fletcher                  Director                November 22, 2000
-----------------------
     Sean Fletcher

/s/ Mark Hernandez                 CFO                     November 22, 2000
-----------------------
     Mark Hernandez

                         FORM S-8 REGISTRATION STATEMENT

                                  EXHIBIT INDEX

     The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit Number
In Registration
Statement              Descriptions                           Numbered Page
-------------------------------------------------------------------------------

 5.                    Opinion of Counsel                            14

10.                    Consulting Agreement with Steven G. Trapp     16

23.1                   Consent of Warren J. Soloski                  21

23.2                   Consent of Merdinger, Fruchter, Rosen &
                       Corso, P.C.                                   22